Exhibit 21

SUBSIDIARIES OF REGISTRANT (consolidated as of March 31, 2009)

ORGANIZED UNDER
LAW OF
Alliance One International, Inc.	Virginia
Alliance One Brasil Exportadora de Tabacos Ltda.	Brazil
Alliance One Congo S.p.r.l.	Congo
Alliance One International A.G.	Switzerland
Alliance One International ESS Processing	Greece
Alliance One International Services Limited	U.K.
Alliance One International Singapore Pte Ltd.	Singapore
Alliance One International Tabak B.V.	The Netherlands
Alliance One Macedonia AD	Macedonia
Alliance One Rotag AG	Germany
Alliance One Services (Thailand)	Thailand
Alliance One Tobacco (Kenya) Limited	Kenya
Alliance One Tobacco (Malawi) Limited	Malawi
Alliance One Tobacco Argentina S.A.	Argentina
Alliance One Tobacco Bulgaria EOOD	Bulgaria
Alliance One Tobacco Canada, Inc.	Canada
Alliance One Tobacco d.o.o.	Serbia
Alliance One Tobacco Guatemala, S.A.	Guatemala
Alliance One Tobacco Limited (UK)	U.K.
Alliance One Tobacco Osh LLC	Kyrgyzstan
Alliance One Tobacco Tanzania Ltd.	Tanzania
Alliance One Tutun A.S.	Turkey
Alliance One Zambia Ltd	Zambia
DIMON Hellas Tobacco S.A.	Greece
Holdings International Service Corp.	Bermuda
Intabex Germany Rohtabakwerk GmbH, Glauzig	Germany
Intabex Netherlands BV	The Netherlands
Intabex Worldwide S.A.	Luxembourg
International Tobacco Funding, S.L.	Spain
Leaf Trading Company Ltd.	Russia
Mauritius Tobacco Investments Ltd.	Mauritius
P.T. Indonesia Tri Sembilam	Indonesia
Rio Grande Tabacos Ltda.	Brazil
Stancom Tobacco Company (Malawi) Ltd.	Malawi
Standard Commercial SA	Switzerland
Standard Commercial Tobacco (M) Ltd.	Malawi
Standard Commercial Tobacco Company (UK) Ltd.	United Kingdom
Standard Commercial Tobacco Services (UK) Ltd.	United Kingdom
Transcatab SpA	Italy
Trans-Continental Leaf Tobacco Corporation	Leichtenstein